August 2008 Pricing Sheet dated August 22, 2008 relating to Amendment No. 1 to Preliminary Terms No. 720 dated August 20, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Buffered PLUS Based on the Value of the S&P Global Infrastructure Index due August 31, 2011
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – AUGUST 22, 2008
Issuer:	Morgan Stanley
Maturity date:	August 31, 2011
Underlying index:	S&P Global Infrastructure Index
Aggregate principal amount:	$3,400,000
Payment at maturity:
•      If the final index value is greater than the initial index value:
$10 + the leveraged upside payment
•      If the final index value is less than or equal to the initial index value but has decreased by an amount less than or equal to the buffer amount of 15% from the initial index value:
$10
•      If the final index value is less than the initial index value and has decreased by an amount greater than the buffer amount of 15% from the initial index value:
($10 x the index performance factor) + $1.50
This amount will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $1.50 per Buffered PLUS at maturity.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	134%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	2,295.53, which is the closing value of the S&P Global Infrastructure Index as published on the Bloomberg page “SPGTIND” on the index business day immediately following the pricing date.
Final index value:	The closing value of the S&P Global Infrastructure Index as published on the Bloomberg page “SPGTIND” on the valuation date.
Valuation date:	August 29, 2011, subject to adjustment for certain market disruption events
Buffer amount:	15% of the initial index value
Minimum payment at maturity:	$1.50 per Buffered PLUS
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	There is no maximum payment at maturity on the Buffered PLUS.
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (See “Commissions and Issue Price” below)
Pricing date:	August 22, 2008
Original issue date:	August 29, 2008 (5 business days after the pricing date)
CUSIP:	617480660
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Buffered PLUS	$10	$0.25	$9.75
Total	$3,400,000	$85,000	$3,315,000

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor.  The lowest price payable by an investor is $9.90 per Buffered PLUS.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

“Standard & Poor’s®,” “S&P®,” “S&P Global Infrastructure Index” are trademarks of The McGraw-Hill Companies, Inc.  Prior to the issuance of the Buffered PLUS, we will have entered into a non-exclusive licensing agreement with The McGraw-Hill Companies, Inc. for the use of these trademarks or service marks.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Buffered PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Terms No. 720 dated August 20, 2008
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.